UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 21, 2012

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of Registrant as specified in its charter)

DELAWARE	001-33631	56-2639586
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

700 Louisiana Street, Suite Houston, TX 77002		2060
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (832) 519-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

On July 23, 2012, Crestwood Midstream Partners LP (the “Partnership “) issued a press release reporting preliminary results of operations for the second quarter ended June 30, 2012. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information is not incorporated by reference into any registration statements or other document filed under the Securities Act or the Exchange Act, regardless of the general incorporation language contained in such filing, except as shall be expressly set forth by specific reference to this filing.

Item 7.01 Regulation FD Disclosure

The information set forth under Item 2.02 hereof is incorporated by reference into this Item 7.01.

On July 23, 2012, the Partnership issued a press release announcing updated guidance for full year 2012 results. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and such information is not incorporated by reference into any registration statements or other document filed under the Securities Act or the Exchange Act, regardless of the general incorporation language contained in such filing, except as shall be expressly set forth by specific reference to this filing.

Item 8.01 Other Events.

Devon Acquisition

On July 21, 2012, the Partnership entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) by and among the Partnership, and Devon Gas Services, L.P. and Southwestern Gas Pipeline, Inc., both of which are subsidiaries of Devon Energy Corporation (“Devon”). Under the Purchase and Sale Agreement, the Partnership will acquire certain gathering and processing assets in the liquids-rich southwestern area of the Barnett Shale for $90 million (the “Devon Acquisition”). The assets to be acquired from Devon consist of a 74 mile low pressure natural gas gathering system, a 100 million cubic feet per day (“MMcfd”) cryogenic processing facility and 23,100 horsepower of compression equipment located in the western portion of Johnson County, Texas in close proximity to the Partnership’s Cowtown gathering system. Additionally, the Partnership and Devon will enter into a 20 year, fixed-fee gathering, processing and compression agreement under which the Partnership will gather and process Devon’s natural gas production from a 20,500 acre dedication. Current natural gas production under the agreement is approximately 95 MMcfd of natural gas. The transaction is expected to close in the third quarter 2012, subject to customary closing conditions. The Purchase and Sale Agreement contains representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature.

On July 23, 2012, the Partnership issued a press release announcing the Devon Acquisition. A copy of the press release is furnished and attached as Exhibit 99.3 hereto and is incorporated herein by reference.

Risk Factors.

Our pending acquisition of Devon assets in the Barnett Shale

The Devon Acquisition is expected to close in the third quarter of 2012 and is subject to customary closing conditions and regulatory approvals. If these conditions and regulatory approvals are not satisfied or waived, the acquisition will not be consummated. If the closing of the acquisition is substantially delayed or does not occur at all, or if the terms of the acquisition are required to be modified substantially due to regulatory concerns, we may not realize the anticipated benefits of the acquisition fully or at all. Certain of the conditions remaining to be satisfied include:

•	timely approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the transaction contemplated by the Purchase and Sale Agreement;

•	the continued accuracy of the representations and warranties contained in the Purchase and Sale Agreement;

•	the performance by each party of its obligations under the Purchase and Sale Agreement; and

•

the absence of any injunction, decree or other order from any governmental authority enjoining or prohibiting, or of any law being enacted which would prohibit, the consummation of the transactions contemplated in the Purchase and Sale Agreement.

In addition, the Purchase and Sale Agreement may be terminated by mutual agreement of the parties or by either Devon or us (i) if the acquisition has not closed on or before November 30, 2012 (the “Termination Date”), provided however, that if the Closing does not occur by the Termination Date solely for failure to obtain governmental approval of the transactions contemplated by the Purchase and Sale Agreement, such date will be extended to December 31, 2012, (ii) if any of the mutual conditions to Closing becomes permanently incapable of fulfillment, (iii) if the other party has breached its obligations under the Purchase and Sale Agreement, which breaches have not been cured in 30 days, (iv) if any order permanently prohibiting the consummation of the transactions contemplated thereby has become final and non-appealable, or (v) by mutual agreement of Devon and us in writing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 23, 2012, announcing distribution and expected results for second quarter 2012.

99.2	Press Release dated July 23, 2012, announcing updated guidance for full year 2012 results.

99.3	Press Release dated July 23, 2012, announcing Devon Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Gas Services GP LLC,
Its General Partner

Date: July 24, 2012	By:	/s/ William G. Manias
William G. Manias, Senior Vice President and Chief Financial Officer

Exhibit No.	Description

99.1	Press Release dated July 23, 2012, announcing distribution and expected results for second quarter 2012.

99.2	Press Release dated July 23, 2012, announcing updated guidance for full year 2012 results.

99.3	Press Release dated July 23, 2012, announcing Devon Acquisition.